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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 of our report dated March 5, 1999, except as to the pooling of interests with Auco, Inc. for which is as of June 10, 1999, and except for the pooling of interests with HDE, Inc. which is as of December 20, 1999, relating to the financial statements and financial statement schedule, which appears in the Peerless Systems Corporation Annual Report on Form 10-K for the year ended January 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


                                       /s/PricewaterhouseCoopers LLP

Woodland Hills, California

June 25, 2001